Item 27. Exhibit (d) viii.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

[Springfield, MA 01111-0001]

GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the GLWB Rider Issue Date shown on the Rider Schedule. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. This Rider’s provisions will remain part of the Contract until terminated in accordance with the provisions below.

The purpose of the Guaranteed Lifetime Withdrawal Benefit (GLWB) provided under the Contract is to provide security through a stream of income payments to the Owner. The GLWB will terminate upon a change in ownership of the Contract unless the new Owner meets the qualifications shown in this Rider’s Termination of Rider provision. See this Rider’s Termination of Rider provision for other situations that will result in termination of this Rider.

The Contract is amended as follows:

1.	On the Cover Page and the last page of the Contract the following is inserted to follow INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT WITH FLEXIBLE PURCHASE PAYMENTS:

AND GUARANTEED LIFETIME WITHDRAWAL BENEFIT

2.	The following replaces the definition of Age in the Contract:

The attained age of any Owner, or that of any Annuitant or Beneficiary or Covered Person, as applicable, at his or her last birthday except as described in the Contract Schedule under the Fixed Annuity Payout Rates section. If the Contract is owned by a non-natural person (e.g., a trust or other entity), Owner’s Age shall mean the attained age of any Annuitant at his or her last birthday except as described in the Contract Schedule under the Fixed Annuity Payout Rates section.

3.	The PURCHASE PAYMENTS section under the PURCHASE PAYMENT PROVISIONS of the Contract is replaced with the following:

PURCHASE PAYMENTS. The minimum initial Purchase Payment is required to issue your contract. The minimum and maximum requirements for total and subsequent Purchase Payments are shown on the Contract Schedule, subject to the restrictions shown in this provision and in this Rider’s GLWB Rider Charge Increase Opt-Out provision. We reserve the right to reject any Purchase Payment not conforming to the requirements set forth in the Contract Schedule or this Rider or not complying with any state or federal regulatory requirements.

Restrictions on Subsequent Purchase Payments

After your first Contract Year and prior to your Guaranteed Lifetime Withdrawal Date, we limit the total dollar amount of subsequent Purchase Payments that can be applied to your Contract during each Contract Year as shown in the Maximum Annual Subsequent Purchase Payments section of the Rider Schedule.

Subsequent Purchase Payments may not be made on or after your Guaranteed Lifetime Withdrawal Date or the effective date of a GLWB Rider Charge Opt-Out.

4.	The WITHDRAWAL section under the WITHDRAWAL PROVISIONS of the Contract is amended by adding the following:

If this Rider is in effect, and you take a partial withdrawal, such withdrawal will be taken from the Sub-Accounts in the ratio that your value in each Sub-Account bears to your Contract Value.

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GUARANTEED LIFETIME WITHDRAWAL BENEFIT (GLWB)

There are two versions of this GLWB, a Single Life Version and a Joint Life Version. Your elected version is shown on the Rider Schedule and cannot be changed after the GLWB Rider Issue Date shown on the Rider Schedule.

This Rider guarantees that you will receive guaranteed lifetime income from the Contract in an amount equal to the Annual Lifetime Benefit Amount each Contract Year, as described under this Rider’s Annual Lifetime Benefit Amount When Contract Value Reduces To Zero provision. You will not receive guaranteed lifetime income if your Contract Value is reduced to zero (0) due to a withdrawal prior to the Guaranteed Lifetime Withdrawal Date or due to an Excess Withdrawal.

GLWB Investment Allocation Restrictions

While this Rider is in effect, we require that all of your Purchase Payment(s) and total Contract Value be allocated in accordance with certain investment restrictions. The investment restrictions are shown on the Rider Schedule. If a requested change in your allocations or a transfer of any portion of your Contract Value does not comply with these investment restrictions, you will be required to terminate this Rider by Written Request before the allocation change or transfer can be processed. We reserve the right, upon thirty (30) calendar days advance notice to you, to change the investment restrictions. If we change the investment restrictions, you must change your allocations to comply within thirty (30) calendar days of the restrictions becoming effective, or we will terminate this Rider.

Covered Person(s)

The Covered Person(s), as shown on the Rider Schedule, is the person(s) whose life is used to determine the duration of the Annual Lifetime Benefit Amount provided under this Rider. The Covered Person(s) is determined on the GLWB Rider Issue Date and cannot be changed after that date, even if there is a divorce involving the Covered Person(s).

If the Single Life Version is elected, the Covered Person is:

a)	the Owner, if the Owner is a natural person,

b)	the oldest Joint Owner, if the Contract has Joint Owners, or

c)	the Annuitant, if the Owner is a non-natural person.

If the Single Life Version is elected, there may only be one Annuitant, and it must be the Covered Person. However, if you reach your Annuity Date and choose an Annuity Option other than that described under this Rider’s Latest Permitted Annuity Date provision, then you may change the Annuitant and/or name a joint Annuitant.

If the Joint Life Version is elected, the Covered Persons are:

a)	the Owner and his/her spouse (or domestic partner or civil union partner for non-qualified Contracts, other than those held as a Custodial IRA), if the Contract is owned by one (1) natural person.

b)	both Owners, if the Contract is jointly owned. The Joint Owners must be spouses (or domestic partners or civil union partners), or

c)	the Annuitant and his/her spouse, if the Owner is a Custodial IRA.

The Joint Life Version is not available under a Contract owned by a non-natural person, other than a Custodial IRA.

A surviving Covered Person will be considered the primary Beneficiary, and any other Beneficiary designation will be treated as a contingent Beneficiary (for Custodial IRAs, the Joint Covered Person must be the Beneficiary of the custodial account). However, the Beneficiary may be changed if the Joint Covered Person is no longer the spouse, domestic partner or civil union partner of the Owner, and the Contract has not yet entered the Annuity Phase.

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If the Joint Life Version is elected, the Annuitant must be a Covered Person and cannot be changed. If only one Annuitant is named and the Annuitant dies prior to the Annuity Date while this Rider remains in effect, the surviving Covered Person becomes the Annuitant. Upon reaching the Latest Permitted Annuity Date or entering the Settlement Phase, if both Covered Persons are living, they will become joint Annuitants. If you reach your Annuity Date and choose an Annuity Option other than that described under the Latest Permitted Annuity Date section of this Rider, then you may change the Annuitant(s).

However, for qualified contracts and contracts held as Custodial IRAs, if the Covered Person who is not the Owner (Annuitant if the Owner is a Custodial IRA) is no longer the Beneficiary (Beneficiary of the custodial account if the Owner is a Custodial IRA) when the Annuity Date is reached, due to a Beneficiary change after a divorce, then that Covered Person cannot become an Annuitant.

WITHDRAWALS

The Guaranteed Lifetime Withdrawal Date

The Guaranteed Lifetime Withdrawal Date is the date on which the Company guarantees both the initial Withdrawal Rate and the initial Lifetime Guarantee Rate, and on which you may begin receiving payments of the Annual Lifetime Benefit Amount.

The Guaranteed Lifetime Withdrawal Date cannot be prior to the youngest Covered Person attaining age [59 ½].

The Guaranteed Lifetime Withdrawal Date will be the date of your first withdrawal on or after the youngest Covered Person attains age [59 ½], unless you designate that withdrawal as a Non-Lifetime Withdrawal, in which case it would be the subsequent withdrawal. However, if the GWLB Rider Charge Increase Opt-Out is elected and the Guaranteed Lifetime Withdrawal Date has not been established, the Guaranteed Lifetime Withdrawal Date will be the later of the effective date of that election and the date that the youngest Covered Person attains age [59 ½].

There is no Annual Lifetime Benefit Amount prior to the Guaranteed Lifetime Withdrawal Date.

Contingent Deferred Sales Charges

Contingent Deferred Sales Charges (CDSCs) may apply if any Excess Withdrawals exceed the Free Withdrawal Amount, as shown on the Contract Schedule, but will not apply to withdrawal of an Annual Lifetime Benefit Amount that exceeds the Free Withdrawal Amount.

Non-Lifetime Withdrawal

You may elect to designate the first withdrawal taken on or after the date that the youngest Covered Person attains age [59 ½] as a Non-Lifetime Withdrawal, as long as the Guaranteed Lifetime Withdrawal Date has not yet been established. Such designation must be made by Written Request at the time of withdrawal.

By designating a withdrawal as a Non-Lifetime Withdrawal:

1.	the Guaranteed Lifetime Withdrawal Date will not be established by that withdrawal, and
2.	the withdrawal will be an Excess Withdrawal.

Designation of a withdrawal as a Non-Lifetime Withdrawal is irrevocable once it becomes effective.

Annual Lifetime Benefit Amount when Contract Value is Greater than Zero

Beginning on the Guaranteed Lifetime Withdrawal Date, and as long as your Contract Value is greater than zero (0), the Annual Lifetime Benefit Amount is the maximum amount that may be withdrawn in the current Contract Year without being considered an Excess Withdrawal.

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On your Guaranteed Lifetime Withdrawal Date, your Annual Lifetime Benefit Amount equals:

a)	the Benefit Base, multiplied by

b)	the applicable Withdrawal Rate, shown on the Rider Schedule.

Each time a withdrawal is made, we decrease the Annual Lifetime Benefit Amount for that Contract Year by such withdrawal and the remaining amount is the Remaining Annual Lifetime Benefit Amount available for that Contract Year. Any Remaining Annual Lifetime Benefit Amount not withdrawn in a Contract Year is not available in later Contract Years.

The Annual Lifetime Benefit Amount is recalculated on each Contract Anniversary after the recalculation of the Benefit Base. The Annual Lifetime Benefit Amount is recalculated before any other transactions are processed on the Contract Anniversary. The Annual Lifetime Benefit Amount will change on a Contract Anniversary if the Benefit Base has changed since the prior Contract Anniversary.

Withdrawal Rate

On the Guaranteed Lifetime Withdrawal Date, we will determine the initial Withdrawal Rate as shown in the Withdrawal Rates section of the Rider Schedule. The initial Withdrawal Rate is determined using the Age of the youngest Covered Person on the Guaranteed Lifetime Withdrawal Date.

If the Benefit Base is increased to equal the Automatic Step-Up Value after the Guaranteed Lifetime Withdrawal Date, and if the Age of the youngest Covered Person has moved to a new Age Range, as shown in the Withdrawal Rates section of the Rider Schedule since the last determination of the Withdrawal Rate, then the Withdrawal Rate will be increased to the Withdrawal Rate corresponding to the new Age Range. The Withdrawal Rate may increase after it is initially determined, but it can never decrease.

Annual Lifetime Benefit Amount when Contract Value Reduces to Zero

If your Contract Value is reduced to zero (0) due to an Excess Withdrawal, the Annual Lifetime Benefit Amount is no longer available. No further benefits will be payable under this Rider, and this Rider will terminate.

If your Contract Value is reduced to zero (0) due to a withdrawal that is not an Excess Withdrawal, or due to the application of any Contract and Rider charges against your Contract Value, your Contract will enter the Settlement Phase. Once the Contract has entered the Settlement Phase, no Death Benefit will be available, no additional Purchase Payments will be allowed, and no additional charges for this Rider will be assessed.

Payments During the Settlement Phase

When the Contract enters the Settlement Phase, we will first pay you any Remaining Annual Lifetime Benefit Amount for that Contract Year.

On the later of your next Contract Anniversary or the date the youngest Covered Person attains age [59 ½]:

•	The Annual Lifetime Benefit Amount will equal:
a)	the Benefit Base, multiplied by
b)	the applicable Lifetime Guarantee Rate, shown in the Lifetime Guarantee Rates section of the Rider Schedule.
•	We will begin paying you the Annual Lifetime Benefit Amount in monthly installments for the rest of the Covered Person’s life (or if the Joint Life Version was elected, for the rest of the lives of both Covered Persons).

While you are receiving payments of the Annual Lifetime Benefit Amount in the Settlement Phase, the Contract will be considered to be in the Annuity Phase, payments will be treated as Annuity Payments, and the Covered Person(s) will be the Annuitant(s).

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If the monthly installment of the Annual Lifetime Benefit Amount is less than $100, the Annual Lifetime Benefit Amount may be paid at any other frequency acceptable to us, but not less frequently than annually, and will be equal to the Annual Lifetime Benefit Amount divided by the number of payments per year.

For contracts with the Joint Life Version, the Annual Lifetime Benefit Amount will be paid for the lives of both Covered Persons. If an Owner dies after the Contract enters the Settlement Phase, and there is a surviving Covered Person, the Annual Lifetime Benefit Amount will be paid to the Beneficiary for the life of the surviving Covered Person. If the surviving Covered Person is not the Beneficiary (due to a Beneficiary change after a divorce or dissolution of a civil union or domestic partnership), the surviving Covered Person will have no rights to the remaining Annual Lifetime Benefit Amount.

However, for contracts held as an IRA or a Custodial IRA, if, at the time the Settlement Phase begins, the Joint Covered Person is no longer the Beneficiary (or the Beneficiary of the custodial account if the Owner is a Custodial IRA), the Joint Covered Person will not become an Annuitant and payments will cease upon death of the Owner (Annuitant if the Owner is a Custodial IRA). Therefore, any change in the Beneficiary due to a divorce could result in a payout based only on a single life even when the Joint Life Version was elected.

Lifetime Guarantee Rate

On the Guaranteed Lifetime Withdrawal Date, we will determine the initial Lifetime Guarantee Rate as shown in the Lifetime Guarantee Rates section of the Rider Schedule. The initial Lifetime Guarantee Rate is determined using the Age of the youngest Covered Person on the Guaranteed Lifetime Withdrawal Date.

If the Guaranteed Lifetime Withdrawal Date has not been established when your Contract enters the Settlement Phase, then the later of your next Contract Anniversary or the date the youngest Covered Person attains age [59 ½] will be the Guaranteed Lifetime Withdrawal Date.

Prior to the Settlement Phase, if the Benefit Base is increased to equal the Automatic Step-Up Value on any Contract Anniversary after the Guaranteed Lifetime Withdrawal Date, and if the Age of the youngest Covered Person has moved to a new Age Range, as shown in the Lifetime Guarantee Rates section of the Rider Schedule since the last determination of the Lifetime Guarantee Rate, then the Lifetime Guarantee Rate will be increased to the Lifetime Guarantee Rate corresponding to the new Age Range. The Lifetime Guarantee Rate may increase after it is initially determined, but it can never decrease.

Excess Withdrawals

Withdrawals prior to the Guaranteed Lifetime Withdrawal Date :

Any withdrawal (including CDSCs applicable to the withdrawal) that occurs prior to the Guaranteed Lifetime Withdrawal Date will be an Excess Withdrawal. This includes any Free Withdrawal Amounts.

Withdrawals on or after the Guaranteed Lifetime Withdrawal Date :

Any withdrawal taken on or after the Guaranteed Lifetime Withdrawal Date that is less than or equal to the Remaining Annual Lifetime Benefit Amount will not be considered an Excess Withdrawal and will not reduce the Benefit Base.

The portion of a withdrawal (including CDSCs applicable to the withdrawal) from the Contract Value that causes the cumulative withdrawals to exceed the Annual Lifetime Benefit Amount in that Contract Year will be an Excess Withdrawal. Any withdrawal that occurs after the cumulative withdrawals exceed the Annual Lifetime Benefit Amount in that Contract Year will also be an Excess Withdrawal.

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An RMD that meets the conditions below will also not be an Excess Withdrawal:

a)	It must be taken as part of the Company’s systematic withdrawal program established for the payment of RMDs, with no withdrawals outside of the RMD program occurring within the Contract Year;
b)	It is taken after the Guaranteed Lifetime Withdrawal Date;
c)	The RMD amount must be calculated by us based solely on the fair market value of the Contract;
d)	The RMD must be the RMD calculated for the current calendar year.

BENEFIT BASE

The Benefit Base is the amount that we use to determine your Annual Lifetime Benefit Amount.

The Benefit Base cannot be withdrawn, applied to an Annuity Option, or paid as a Death Benefit. It is not an amount that is guaranteed to be returned to you.

The initial Benefit Base is equal to the Purchase Payment as of the GLWB Rider Issue Date.

The Benefit Base may change as a result of the following:

•	a subsequent Purchase Payment;

•	an Excess Withdrawal;

•	an increase to match an Automatic Step-Up Value; or

•	an increase to match a Roll-Up Value.

Effect of Subsequent Purchase Payments on Benefit Base

The Benefit Base will be recalculated with each subsequent Purchase Payment received after the GLWB Rider Issue Date. The Benefit Base, after the application of each subsequent Purchase Payment, will be equal to the Benefit Base immediately prior to the subsequent Purchase Payment, plus the amount of the subsequent Purchase Payment, net of any applicable taxes.

Effect of Withdrawals on the Benefit Base

Any Excess Withdrawal will have a negative impact on the Benefit Base. An Excess Withdrawal will decrease the Benefit Base in the same proportion as the amount of the Excess Withdrawal (including CDSCs) divided by the Contract Value prior to the Excess Withdrawal, as shown in the formula below. Any non-Excess Withdrawal does not impact the Benefit Base.

An Excess Withdrawal will reduce the Benefit Base by more than the dollar amount of the Excess Withdrawal when the Benefit Base is greater than the Contract Value.

An Excess Withdrawal will reduce the Benefit Base by an amount equal to A divided by B, with the result multiplied by C, where:

A = The Excess Withdrawal including any applicable CDSC;

B = The Contract Value immediately prior to the Excess Withdrawal; and

C = the most recently calculated Benefit Base

Hypothetical Example of the Impact of an Excess Withdrawal on the Benefit Base

Assumptions

•	Contract Value before withdrawal = $106,000

•	CDSC upon Withdrawal of Contract Value = $0

•	Withdrawal Amount = $16,000

•	Benefit Base before Excess Withdrawal = $120,000

•	Remaining Annual Lifetime Benefit Amount = $6,000
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Step 1 – Determine Excess Withdrawal Amount

Excess Withdrawal Amount

= Withdrawal Amount – Remaining Annual Lifetime Benefit Amount

= $16,000 - $6,000 = $10,000

Step 2 – Determine the Contract Value prior to the Excess Withdrawal

Contract Value prior to Excess Withdrawal

= Contract Value before withdrawal – Remaining Annual Lifetime Benefit Amount

= $106,000 - $6,000 = $100,000

Step 3 – Determine the impact of an Excess Withdrawal on the Benefit Base and Contract Value

Contract Value after Excess Withdrawal

= Contract Value prior to Excess Withdrawal – Excess Withdrawal amount

= $100,000 – $10,000 = $90,000

Benefit Base after Excess Withdrawal

= Benefit Base prior to Excess Withdrawal -

(Benefit Base prior to Excess Withdrawal x (Excess Withdrawal / Contract Value prior to Excess Withdrawal))

$120,000 - ($120,000 x ($10,000 / $100,000)) = $108,000

Effect of Automatic Step-Up Value and Roll-Up Value on the Benefit Base

On each Contract Anniversary, the Benefit Base will become the greatest of:

1.	The most recently calculated Benefit Base prior to the Contract Anniversary;
2.	The current Automatic Step-Up Value, if any; and
3.	The current Roll-Up Value.
4.

Automatic Step-Up Value

The Automatic Step-Up Value is calculated differently based on whether it is a (i) Highest Anniversary Value Step-Up or (ii) Highest Quarterly Value Step-Up. You elect one of the two when we issue this Rider. The Automatic Step-Up option you elect appears in the Rider Schedule. You may not discontinue or change the Automatic Step-Up option after the GLWB Rider Issue Date shown on the Rider Schedule.

There is no Automatic Step-Up Value if the Age of the youngest Covered Person on the last calendar day of the prior Contract Year exceeds the Maximum Automatic Step-Up Age shown on the Rider Schedule. If you elect a GLWB Rider Charge Increase Opt-Out, there is no Automatic Step-Up Value after the effective date of the GLWB Rider Charge Increase Opt-Out.

Highest Anniversary Value Step-Up

The current Automatic Step-Up Value for the Highest Anniversary Value Step-Up is the Contract Value on the last calendar day of the prior Contract Year after processing any transactions on that day.

Highest Quarterly Value Step-Up

The current Automatic Step-Up Value for the Highest Quarterly Anniversary Step-Up is the highest quarterly Contract Value within the prior Contract Year. Each quarterly Contract Value is determined on the last calendar day of the Contract Year quarter after processing any transactions on that day.

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For the purpose of determining the highest Quarterly Contract Value, each quarterly Contract Value will be reduced by withdrawals taken after the last calendar day of that Contract Year quarter.

The quarterly Contract Value will be reduced by:

a)	the total dollar amount of all non-Excess Withdrawals, and

b)	if applicable, an amount equal to the same percentage that the Contract Value is reduced as a result of an Excess Withdrawal. For example, if the Contract Value is reduced by 5% due to an Excess Withdrawal the quarterly Contract Value will also be reduced by an additional 5%.

If multiple withdrawals occur in a Contract Year, each quarterly Contract Value may be reduced multiple times.

For example, if you request a withdrawal during the second Contract Year quarter, your quarterly Contract Value for the first Contract Year quarter will be reduced by the withdrawal. If you then request another withdrawal during the third Contract Year quarter, your quarterly Contract Value for the first Contract Year quarter will be reduced again by that second withdrawal and your quarterly Contract Value for the second Contract Year quarter will also be reduced by that withdrawal.

Hypothetical Example of Impact of Withdrawals on Calculation of Quarterly Contract Values

Assumptions:

Annual Lifetime Benefit Amount: $6,000

	Date	Contract Value
Current Contract Year Begins	1/6/2026	$117,000
First Contract Year Quarter Ends	4/5/2026	$125,000
Second Contract Year Quarter Ends	7/5/2026	$128,000
Third Contract Year Quarter Ends	10/5/2026	$127,000
Date of Excess Withdrawal	11/16/2026	$126,500
Fourth Contract Year Quarter Ends	1/5/2027	$125,000

Date of	Withdrawal	Annual Cumulative
Withdrawal	Amount	Withdrawal
2/16/2026	$2,000	$2,000
4/15/2026	$4,000	$6,000
11/16/2026	$1,500	$7,500

On 1/6/2027 we determine the first quarterly Contract Value as follows:

•	For the first Contract Year quarter, the withdrawal of $2,000 which occurred on 2/16/2026 did not have an impact on the determination of the first quarterly Contract Value as it occurred prior to the end of the first Contract Year quarter.

•	The first quarterly Contract Value is reduced dollar-for-dollar by the withdrawal of the remaining Annual Lifetime Benefit Amount on 4/15/2026 ($125,000 - $4,000 = $121,000).

•	Next, we adjust for Excess Withdrawals as there is no remaining Annual Lifetime Benefit Amount.

O	The Excess Withdrawal on 11/16/2026 represented a 1.19% reduction in the Contract Value ($1,500 / $126,500 = 1.19%).

O	The reduction for the Excess Withdrawal on 11/16/2026 for the first Contract Year quarter is equal to $1,440 (1.19% x $121,000 = $1,440).
O	The first quarterly Contract Value is equal to $119,560 ($121,000 - $1,440 = $119,560).

We determine the second quarterly Contract Value as follows:

•	For the second Contract Year quarter ending on 7/5/2026, there are no withdrawals of the Annual Lifetime Benefit Amount after the second Contract Year quarter.

•	The reduction for the Excess Withdrawal for the second Contract Year quarter is equal to $1,523 (1.19% x $128,000 = $1,523).
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•	The second quarterly Contract Value is equal to $126,477 ($128,000 - $1,523 = $126,477).

We determine the third quarterly Contract Value as follows:

•	For the third Contract Year quarter ending on 10/5/2026, there are no withdrawals of the Annual Lifetime Benefit Amount after the third Contract Year quarter.

•	The reduction for the Excess Withdrawal for the third Contract Year quarter is equal to $1,511 (1.19% x $127,000 = $1,511).

•	The third quarterly Contract Value is equal to $125,489 ($127,000 - $1,511 = $125,489).

The fourth quarterly Contract Value is $125,000.

The highest quarterly Contract Value for the Contract Year is $126,477 (greatest of $119,560, $126,477, $125,489, and $125,000).

Roll-Up Value

The initial Roll-Up Value is equal to the Purchase Payment as of the GLWB Rider Issue Date.

On each Contract Anniversary, on or before the Roll-Up Period End Date shown on the Rider Schedule, if no withdrawals occurred in the previous Contract Year, the Roll-Up Value is increased by an amount equal to the current Roll-Up Base multiplied by the Roll-Up Percentage shown on the Rider Schedule.

The Roll-Up Value will change if you make a subsequent Purchase Payment or take an Excess Withdrawal as described below.

There are no further increases to the Roll-Up Value after the Roll-Up Period End Date shown on the Rider Schedule. If you elect a GLWB Rider Charge Increase Opt-Out, there are no further increases to the Roll-Up Value after the effective date of the GLWB Rider Charge Increase Opt-Out.

The Roll-Up Value cannot be withdrawn, applied to an Annuity Option, or paid as a Death Benefit. It is not an amount that is guaranteed to be returned to you.

Roll-Up Base

The Roll-Up Base is the amount that we use to determine any applicable increase to the Roll-Up Value.

The initial Roll-Up Base is equal to the Purchase Payment as of the GLWB Rider Issue Date.

The Roll-Up Base will change if you make a subsequent Purchase Payment or take an Excess Withdrawal as described below.

The Roll-Up Base cannot be withdrawn, applied to an Annuity Option, or paid as a Death Benefit. It is not an amount that is guaranteed to be returned to you.

Effect of Subsequent Purchase Payments on the Roll-Up Base and Roll-Up Value

The Roll-Up Base and Roll-Up Value will be recalculated with each subsequent Purchase Payment received after the GLWB Rider Issue Date.

After the application of each subsequent Purchase Payment, both the Roll-Up Base and the Roll-Up Value will be equal to their respective amounts immediately prior to the subsequent Purchase Payment, plus the amount of the subsequent Purchase Payment, net of any applicable taxes.

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Effect of Withdrawals on the Roll-Up Base and the Roll-Up Value

Any Excess Withdrawal will have a negative impact on the Roll-Up Base and the Roll-Up Value. An Excess Withdrawal will decrease both the Roll-Up Base and the Roll-Up Value in the same proportion as the amount of the Excess Withdrawal (including CDSCs) divided by the Contract Value prior to the Excess Withdrawal, as shown in the formula below. Any non-Excess Withdrawal does not impact either the Roll-Up Base or the Roll-Up Value. An Excess Withdrawal will reduce a Roll-Up Base or Roll-Up Value, that is greater than the Contract Value, by more than the dollar amount of the withdrawal.

Any Excess Withdrawal taken will reduce the Roll-Up Base and the Roll-Up Value each by an amount equal to A divided by B, with the result multiplied by C, where:

A = The Excess Withdrawal including any applicable CDSC;

B = The Contract Value immediately prior to the Excess Withdrawal; and

C = the most recently calculated Roll-Up Base or the Roll-Up Value, as applicable.

GLWB RIDER CHARGE

We will assess the GLWB Rider Charge on a quarterly basis in arrears. On the last calendar day of each Contract Quarter, a charge will be assessed against your Contract Value. The amount that is deducted from your Contract Value is equal to the GLWB Rider Charge multiplied by the Benefit Base on such day (after taking into account any other transactions processed on such day). The annualized GLWB Rider Charge is shown on the Rider Schedule.

GLWB Rider Charge Increase Opt-Out

If we plan to increase your GLWB Rider Charge, we will provide at least 30 (thirty) calendar days advance notice of the increase. The increase will be effective on your next Contract Anniversary.

You have the right to opt-out of a GLWB Rider Charge increase by Written Request. We must receive your Written Request by the Close of Business on the last Business Day prior to your next Contract Anniversary. If you opt-out of the GLWB Rider Charge increase, then your GLWB Rider Charge Increase Opt-Out is effective on your next Contract Anniversary.

By opting-out of the GLWB Rider Charge increase, you will:

•	establish the Guaranteed Lifetime Withdrawal Date, if not previously established;

•	determine the Withdrawal Rate, if not previously established;

•	determine the Lifetime Guarantee Rate, if not previously established;

•	terminate your right to any future Automatic Step-Up Values after the effective date;

•	terminate your right to any future increases to the Roll-Up Value after the effective date; and

•	terminate your right to make subsequent Purchase Payments on or after the effective date.

A GLWB Rider Charge Increase Opt-Out is irrevocable once it becomes effective.

The GLWB Rider Charge in effect, when the GLWB Rider Charge Increase Opt-Out becomes effective, will apply until this Rider terminates.

GLWB Rider Charge Upon Rider Termination

If this Rider terminates, except for a termination under sections (a), (b) and (c) under the Rider’s Termination of Rider provision, a pro-rata portion of the GLWB Rider Charge will be assessed based on the number of days from the first calendar day of the current contract quarter to the date of termination. If this Rider terminates under sections (a), (b) or (c) under this Rider’s Termination of Rider provision, the GLWB Rider Charge is waived. If you reach your Latest Permitted Annuity Date, and your Contract Value is applied to an Annuity Option described under the Latest Permitted Annuity Date provision of this Rider, the GLWB Rider Charge is also waived. Once this Rider has terminated there will be no further GLWB Rider Charges assessed.

We deduct the GLWB Rider Charge pro-rata from each Sub-Account in which you are invested.

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CONTRACT CONTINUATION

If the Joint Life Version of this Rider is elected and a Covered Person continues the Contract under the Spousal Continuance section of the Death Benefit Provisions of the Contract, this Rider will also continue as long as it was in effect at the time of the continuation. The Covered Person is eligible to receive the Annual Lifetime Benefit Amount each year for the remainder of his or her life, (see Annual Lifetime Benefit Amount When Contract Value Reduces to Zero), provided this Rider is not terminated (see Termination of Rider).

If the Joint Life Version of this Rider is elected and you, as IRA Custodian, continue the Contract under the Spousal Continuance section of the Death Benefit Provisions of the Contract, and the deceased Annuitant’s surviving spouse is also a Covered Person, this Rider will also continue as long as it was in effect at the time of the continuation. You are guaranteed to receive the Annual Lifetime Benefit Amount each year for the remainder of the Covered Person’s life (see Annual Lifetime Benefit Amount When Contract Value Reduces to Zero), provided this Rider is not terminated (see Termination of Rider).

If you (Annuitant for a Custodial IRA) die before the Guaranteed Lifetime Withdrawal Date and if the Contract is continued, then the Guaranteed Lifetime Withdrawal Date elected by the Owner of the continued Contract will determine the Withdrawal Rate and Lifetime Guarantee Rate for the Contract.

If you (Annuitant for a Custodial IRA) die on or after the Guaranteed Lifetime Withdrawal Date and if the Contract is continued, then the Withdrawal Rate and Lifetime Guarantee Rate that apply after the continuation will be the same as the Withdrawal Rate and Lifetime Guarantee Rate in effect prior to the continuation. On any subsequent Contract Anniversary where the Benefit Base is increased to equal the Automatic Step-Up Value, the Withdrawal Rate and Lifetime Guarantee Rate determinations will be based on the age of the surviving Covered Person.

REPORTS

While this Rider is in force, the report we will provide to you each year will include the following information:

a)	Before the Guaranteed Lifetime Withdrawal Date, the Benefit Base and the Annual Lifetime Benefit Amount for the earliest Guaranteed Lifetime Withdrawal Date (or an option to contact us to find out what the Annual Lifetime Benefit Amount would be for a particular Guaranteed Lifetime Withdrawal Date, assuming future activity is limited to continuation of guarantees in the Contract); and

b)	After the Guaranteed Lifetime Withdrawal Date, the Annual Lifetime Benefit Amount.

LATEST PERMITTED ANNUITY DATE

If this Rider is in effect, you have reached the Latest Permitted Annuity Date of your Contract, and your Contract Value has not reached zero (0), one (1) of the following additional Annuity Options will be available to you based upon the number of Covered Persons still living. Unless you direct us otherwise, we will automatically pay you Annuity Payments under an Installment Refund Annuity Option based upon the number of Covered Persons still living.

One (1) Covered Person – Installment Refund

Beginning on the Annuity Date, we will make Annuity Payments equal to the amount of the Annual Lifetime Benefit Amount for the life of the Annuitant. Annuity Payments cease upon the death of the Annuitant, subject to the Installment Refund guarantee. The Installment Refund guarantees upon the death of the Annuitant, if the total of all Annuity Payments made is less than the Contract Withdrawal Value on the Latest Permitted Annuity Date, Annuity Payments will continue to be paid in the same amount and at the same frequency then in effect, until the total Annuity Payments made is equal to the Contract Withdrawal Value on the Latest Permitted Annuity Date. The Beneficiary(ies) may instead elect to receive the Commuted Value calculated as shown in the Commuted Value Formula section of the Rider Schedule, of any remaining Annuity Payments in a lump sum. If the total of all Annuity Payments made is equal to or greater than the Contract Withdrawal Value on the Latest Permitted Annuity Date, no additional Annuity Payments will be made.

Two (2) Covered Persons – Installment Refund

Beginning on the Annuity Date, we will make Annuity Payments equal to the amount of the Annual Lifetime Benefit Amount for the life of the Annuitant and the joint Annuitant. Annuity Payments cease upon the death of the surviving Annuitant,

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subject to the Installment Refund guarantee. The Installment Refund guarantees upon the death of the last surviving Annuitant, if the total of all Annuity Payments made is less than the Contract Withdrawal Value on the Latest Permitted Annuity Date, Annuity Payments will continue to be paid in the same amount and at the same frequency then in effect, until the total Annuity Payments made is equal to the Contract Withdrawal Value on the Latest Permitted Annuity Date. The Beneficiary(ies) may instead elect to receive the Commuted Value calculated as shown in the Commuted Value Formula section of the Rider Schedule, of any remaining Annuity Payments in a lump sum. If the total of all Annuity Payments made is equal to or greater than the Contract Withdrawal Value on the Latest Permitted Annuity Date, no additional Annuity Payments will be made.

However, for qualified contracts and contracts held as Custodial IRAs, if the Covered Person, who is not the Owner (Annuitant if the Owner is a Custodial IRA), is no longer the Beneficiary (Beneficiary of the custodial account if the Owner is a Custodial IRA) when the Latest Permitted Annuity Date is reached (due to a Beneficiary change after a divorce), this section will apply as if that Covered Person were no longer living. Therefore, any change in the Beneficiary after a divorce could result in a payout based only on a single life even when the Joint Life Version was elected.

COMPLIANCE WITH THE INTERNAL REVENUE CODE (CODE)

This Rider will be interpreted and administered in accordance with Section 72(s) or Section 401(a)(9) of the Code (including Section 401(a)(9)(B) of the Code) and the regulations thereunder as applicable.

We may amend this Rider and accelerate distributions where necessary to comply with the Code (including, but not limited to, Section 72(s) of the Code or Section 401(a)(9) of the Code).

TERMINATION OF RIDER

This Rider will terminate upon the earliest of:

a)	Prior to the Settlement Phase or Annuity Phase, Death of the Owner or Joint Owner (or the Annuitant if the Owner is a non-natural person) unless the Joint Life Version of this Rider is in effect and the Contract is continued under the Death Benefit Provisions of the Contract and in accordance with this Rider’s Contract Continuation provision;

b)	Death of the Owner (or the Annuitant if the Owner is a non-natural person) after the Contract has been continued by the surviving spouse or an IRA Custodian, unless you are receiving payments under one of the Annuity Options under this Rider at the Latest Permitted Annuity Date, in which case, this Rider will terminate upon the last Annuity Payment;

c)	The date you apply your Contract Value to an Annuity Option, unless you are receiving payments under one of the Annuity Options under this Rider at the Latest Permitted Annuity Date, in which case, this Rider will terminate upon the last Annuity Payment;

d)	Upon a change in ownership (or assignment) of the Contract, unless:

i.	the new Owner or assignee assumes full ownership of the Contract and is essentially the same person as the previous Owner, (e.g., an individual ownership changed to a personal revocable trust, a change to a court appointed guardian representing the Owner during the Owner’s lifetime, etc.);

ii.	the assignment is for an exchange under Section 1035 of the Code (i.e., this Rider may continue during the temporary assignment period and not terminate until the Contract is fully surrendered);

iii.	the Contract is transferred to a spouse (or domestic partner or civil union partner for non-qualified Contracts) and the new Owner was a Covered Person as of the GLWB Rider Issue Date; or

iv.	the Contract is transferred to a spouse (or domestic partner or civil union partner for non-qualified Contracts) or to a former spouse in connection with a divorce and the new Owner was a Covered Person as of the GLWB Rider Issue Date.
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e)	The date we receive a Written Request to terminate this Rider.

f)	Termination of the Contract to which this Rider is attached.

If this Rider is terminated, it cannot be re-elected at a later date.

GENERAL PROVISIONS

The following replace Contract Termination, Evidence of Survival and Misstatement of Age or Sex in the General Provisions of the Contract:

CONTRACT TERMINATION. This Contract will terminate upon the occurrence of any of the following events:

1.	the date of the last Annuity Payment;

2.	the date payment is made of the entire Contract Withdrawal Value unless the Guaranteed Lifetime Withdrawal Benefit Rider is in effect and the Benefit Base described in that Rider is greater than zero (0) after the withdrawal;

3.	the date of the last Death Benefit payment;

4.	the date this Contract is returned under the Right To Examine Contract; or

We reserve the right to terminate this Contract if the following conditions are met:

1.	the Benefit Base described in the Guaranteed Lifetime Withdrawal Benefit Rider is zero (0);

2.	no Purchase Payment has been made for at least two (2) consecutive years measured from the date we received the last Purchase Payment; and

3.	each of the following amounts is less than $2,000 on the date we send Written Notice of our election to terminate this Contract provided that no Annuity Option is in effect at that time:

a.	the Contract Value less any Premium Tax deducted; and

b.	the sum of all Purchase Payments made into this Contract less any partial withdrawals.

If we exercise the right to terminate this Contract, we will send you Written Notice of termination at your last known address shown in our records. This Written Notice will state that this Contract will terminate thirty (30) calendar days after we have mailed the notice unless we receive a Purchase Payment that brings the Contract Value (less any Premium Tax) to at least $2,000 before that time. If this Contract is terminated pursuant to the reserved right to terminate this Contract, we will pay the Contract Withdrawal Value to you.

EVIDENCE OF SURVIVAL. We may require proof that any person(s) on whose life Annuity Payments are based is alive. We may discontinue Annuity Payments until satisfactory proof is received. We may also require proof that any Covered Person on whose life the Annual Lifetime Benefit Amount, or any other benefits under the Guaranteed Lifetime Withdrawal Benefit Rider, is based, is alive. We may discontinue payment of the Annual Lifetime Benefit Amount until satisfactory proof is received.

MISSTATEMENT OF AGE OR SEX. We may require proof of the Age or sex of the Annuitant, Owner, Covered Person and/or Beneficiary before making any payments under this Contract that are measured by the Annuitant’s, Owner’s, Covered Person’s or Beneficiary’s life. If the Age or sex of the Annuitant, Owner, Covered Person, or Beneficiary has been misstated, the amount payable will be the amount that the Contract Value would have provided at the correct age and sex. After correction, we will pay the sum of any underpayments within thirty

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(30) calendar days. The amount of any overpayments we made will be charged against the payment(s) following the correction. Any overpayments/underpayments on account of misstatement of Age or sex shall be charged/credited after the correction with interest at a rate of three percent (3.00%) per year.

If an Annuitant’s, Owner’s, Covered Person’s and/or Beneficiary’s Age has been incorrectly stated and a Contract was purchased, or an optional Rider was elected, that he/she was otherwise ineligible for, we will terminate the Contract or optional Rider.

For any other benefit for which Age or sex has been incorrectly stated, such benefit and any applicable charges will be adjusted to reflect the correct Age and sex.

Covered Person is described in the Guaranteed Lifetime Withdrawal Benefit Rider.

Signed for Massachusetts Mutual Life Insurance Company by:

/s/ Tokunbo Akinbajo	/s/ Roger W. Crandall
[SECRETARY]	[PRESIDENT]

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